Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

OraSure Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.000001	457(c) and 457(h)	1,500,000	$5.67	$8,505,000	0.0001102	$937.25

Total Offering Amounts					$8,505,000		$937.25

Total Fee Offsets (4)							—

Net Fee Due							$937.25

(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional shares of common stock, par value $0.000001 per share (“Common Stock”), of OraSure Technologies, Inc. (the “Registrant”) which become issuable under the OraSure Technologies, Inc. Stock Award Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction which results in an increase in the number of the outstanding shares of Common Stock of the Registrant.

(2)	Represents 1,500,000 shares of Common Stock that were approved for issuance under the Plan at the Registrant’s annual meeting of stockholders on May 17, 2022.

(3)

Estimated in accordance with Rule 457(c) and Rule 457(h) of the Securities Act. The price shown is based upon the average of the high and low prices reported for the Common Stock on the Nasdaq Capital Market on March 24, 2023.

(4)	The Registrant does not have any fee offsets.